EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-159355 and 333-164877) on Form S-3, (Nos. 333-108081 and 333-123760) on Form S-4, and (Nos. 333-16697, 333-59255, 333-49620, 333-88268, 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, 333-150941, 333-159354) on Form S-8 of YRC Worldwide Inc. of our reports dated March 16, 2010, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2009 and 2008 and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2009, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of YRC Worldwide Inc.

Our audit report on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries dated March 16, 2010 contains an explanatory paragraph that states that the Company has experienced significant declines in operations, cash flows and liquidity and these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Kansas City, Missouri
March 16, 2010